Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135275

Prospectus Supplement No. 1

to

Reoffer Prospectus of

Sunset Brands, Inc.

10,000,000 Shares of Common Stock
($.001 par value)
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This prospectus supplement, dated September 19, 2006 (this “Supplement”), supplements our reoffer prospectus filed as part of our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 26, 2006 (the “Prospectus”), relating to the resale by certain of our stockholders of shares of our common stock, $.001 par value (the “Shares”) they received from us pursuant to our 2005 Stock Incentive Plan (the “Plan”). Some of these stockholders may be considered our “affiliates,” as defined in Rule 405 under the Securities Act of 1933, as amended.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as follows:

This prospectus relates to shares of Common Stock that are being registered for offer and sale by Selling Shareholders who have acquired or may acquire shares of Common Stock pursuant to our 2005 Stock Incentive Plan, and who may be deemed "affiliates" of the Company. An "affiliate" is defined under the Securities Act as "a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" the company. The Selling Shareholders may resell any or all of the shares of Common Stock at any time while this prospectus is current.

We do not know the number of shares of Common Stock which will be offered for sale by the named affiliates or whether any other affiliates of the Company will want to offer shares for resale under this prospectus. Executive officers, directors or others who are considered to be affiliates of the Company who acquire Common Stock under the Plan may be added to the list of selling shareholders, and their number of shares to be sold may be increased or decreased by the use of a prospectus supplement filed with the Commission pursuant to Rule 424(b) of the Securities Act.

The inclusion of the shares of Common Stock in the table below does not constitute a commitment to sell any shares.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock to be sold in Offering	Shares of Common Stock Beneficially Owned After the Offering
			Number	Percent

Todd Sanders, CEO and President	5,046,663(2)	750,000 (2)	4,296,663	14%

Stephen K. Radusch, Chief Financial Officer	887,314	500,000	387,314	1.2%

(1) Represents shares held by the Selling Shareholders subject to outstanding employee stock options granted under the Company’s 2005 Stock Incentive Plan. Unless otherwise indicated, the shareholders have sole voting and investment power with respect to all shares shown as beneficially owned by them. However, certain shares may be deemed to be beneficially owned by more than one holder as a result of attribution of ownership among affiliated persons and entities, or pursuant to contractual or other arrangements. The inclusion of any shares for any shareholder shall not be deemed an admission that such shareholder is, for any purpose, the beneficial owner of such shares. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Shares beneficially owned by Mr. Sanders include 2,774,106 shares held in the name of Sunset Holdings International, Ltd. and 1,367,443 shares held in the name of SH Partnership Investments. These shares are not included in shares to be sold in the Offering.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.
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This Supplement is dated September 19, 2006